UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 29, 2011

LINCOLN ELECTRIC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

0-1402

(Commission File Number)

Ohio	34-1860551
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

22801 St Clair Avenue

Cleveland, Ohio

44117

(Address of Principal Executive Offices, with zip code)

Registrant’s telephone number, including area code: (216) 481-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Christopher L. Mapes as Chief Operating Officer

On July 29, 2011, the Board of Directors of Lincoln Electric Holdings, Inc. (the “Company”) appointed Christopher L. Mapes as its Chief Operating Officer, effective September 1, 2011. Mr. Mapes is currently a member of the Company’s Board of Directors and will retain his seat on the Board. He will join the Company’s Management Committee. As Chief Operating Officer, Mr. Mapes will have responsibility for all of the Company’s businesses, including North American, International and Harris Products Group, with presidents of those units reporting to him. He will also take on responsibility for the Company’s global product development initiatives.

Mr. Mapes is currently Executive Vice President of the A.O. Smith Corporation, a global manufacturer of water heating and water treatment technologies and electric motor and motor solutions, and President of its Electrical Products unit, a position he has held since 2004. He holds a Bachelor of Science degree from Ball State University, a law degree from The University of Toledo and an MBA from Northwestern University’s Kellogg Graduate School of Management. Mr. Mapes is 49.

Under the terms of his appointment, Mr. Mapes will have a base salary of $510,000 and his annual bonus target under the Company’s Management Incentive Plan (“MIP”) is $500,000. For the three-year cycle covering the years 2011-2013, the combined value of his long-term compensation will be $855,000, composed of one-third stock options (valued at approximately $285,000), one-third restricted stock units (valued at approximately $285,000) and one-third cash ($285,000) under the 2011-2013 Cash Long-Term Incentive Plan (“Cash LTIP”). The stock options vest over a three-year period. The restricted stock units vest over a five-year period, subject to accelerated vesting in three years if the Company meets certain performance targets under the 2011-2013 Cash LTIP. Mr. Mapes will also receive pro-rata portions of a full award for long-term compensation for the 2009-2011 and 2010-2012 three-year cycles. These awards are estimated to be valued at approximately $475,000 and will be composed of one-third stock options, one-third restricted stock units and one-third cash under the Cash LTIP, with vesting of the equity awards similar to the terms as outlined above. Mr. Mapes will also receive, upon his start date, a special retirement replacement award of restricted stock units valued at $1,650,000, which will vest at a rate of 20% per year for each of the next five years. These awards will not be eligible for accelerated vesting upon the achievement of financial targets under the Cash LTIP. Mr. Mapes will be eligible to elect to defer all or a portion of his restricted stock units under the Company’s 2005 Deferred Compensation Plan for Executives, as further detailed below.

Mr. Mapes will enter into a standard change in control agreement for officers, entitling him to 24 months of total cash compensation in the event of a qualifying termination of employment following a change in control event.

A copy of the Company’s press release announcing the appointment of Mr. Mapes as Chief Operating Officer is attached to this report as Exhibit 99.1 and is incorporated herein by reference and made a part hereof.

Amendment to 2005 Deferred Compensation Plan for Executives

Effective August 1, 2011, the Company amended and restated its 2005 Deferred Compensation Plan for Executives (the “Top-Hat Plan”) to permit executives who have received restricted stock units under the Company’s equity plan(s) to defer the receipt of all or a portion of the common shares underlying restricted stock units upon vesting, as well as any income or gain that otherwise would be recognized upon or after vesting of the restricted stock units. Previously, the Top-Hat Plan deferrals were limited to an executive’s base salary, annual bonus and Cash LTIP payments. In addition, the plan now contains a recovery of funds provision consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The foregoing is a summary of the Amended and Restated Top-Hat Plan and is not a complete discussion thereof. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the amended and restated plan, which is attached to this report as Exhibit 10.1 and incorporated herein by reference and made a part hereof.

Restricted Stock Unit Agreement

The form of the Restricted Stock Unit Agreement for Executive Officers is attached to this report as Exhibit 10.2 and is incorporated herein by reference and made a part hereof.

Item 9.01	Financial Statements and Exhibits. (d) Exhibits.

10.1	2005 Deferred Compensation Plan for Executives (Amended and Restated as of August 1, 2011).

10.2	Form of Restricted Stock Unit Agreement for Executive Officers.

99.1	Press release announcing the appointment of Christopher L. Mapes as Chief Operating Officer, dated August 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN ELECTRIC HOLDINGS, INC.

Date: August 4, 2011	By:	/s/ Frederick G. Stueber
Frederick G. Stueber
Senior Vice President, General Counsel and Secretary

LINCOLN ELECTRIC HOLDINGS, INC.

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description

10.1	2005 Deferred Compensation Plan for Executives (Amended and Restated as of August 1, 2011).

10.2	Form of Restricted Stock Unit Agreement for Executive Officers.

99.1	Press release announcing the appointment of Christopher L. Mapes as Chief Operating Officer, dated August 1, 2011.